AMENDMENT AGREEMENT TO
                               MANAGEMENT CONTRACT



THIS AMENDING AGREEMENT TO MANAGEMENT CONTRACT ("Amendment Agreement") is made this 28th day of April, 1998.

BETWEEN:

SHERATON OVERSEAS MANAGEMENT CORPORATION, a Delaware Corporation having its principal offices at 60 State Street, Boston, Massachusetts, 02109, USA ("Sheraton"); and

HUAYANG INTERNATIONAL (SHENYANG) CO. LTD (formerly known as Huasheng Hotel International (Shenyang) Co., Ltd) ("Huayang International"), CHANGHUA (SHENYANG) BUSINESS CO., LTD. ("Changyuan") (collectively jointly and severally referred to as "Owner") and HUAYANG INDUSTRY (SHENYANG) GROUP CO., LTD. ("Huayang Industry") organised and registered legal entities existing under the laws of the People's Republic of Ching and having their legal address at 386 Qingnian Street, Heping District, Shenyanbg, Liaoning Province, People's Republic of China.

WHEREAS:

1. A Management Contract was entered into on 15 September 1995 (the "Management Contract") between Huasheng Hotel International (Shenyang) Co., Ltd. and Sheraton Overseas Management Corporation.

2. Owner presently has the building ownership certificates with Huayang International having the building ownership certificate to the hotel tower, Changhua having the building ownership certificate to the podium and Changyuan having the building certificate to the car park being the requisite ownership rights for the Building and Appurtenances and Owner is entitled to erect and operate a hotel and related facilities on the portion of the site as marked in red on the Schedule attached hereto.

3. The hotel tower, podium and car park all comprise the Hotel, as referred to in this Amendment Agreement.

4. Owner is desirous of assuming all the rights and obligations stated to be held by the previous Owner under the Management Contract, and the parties hereto are desirous of amending, ratifying and confirming the Management Contract in the manner hereinafter contained.

NOW THEREFORE, Sheraton, Owners and Huayang Industry covenant and agree as follows:



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


1. In this Amendment Agreement, reference to an Article and a Section are to the Article and Section of the Management Contract unless the context unless the context otherwise requires. Terms used but not defined herein shall have the same meaning as provided in the management Contract.

2.       Section 1.06 of Article I is amended by deleting  the existing  Section
         1.06 and replacing it with the following:

         "1.06 Available Rooms means the number of Hotel rooms that are available for sale to guests which do not include house or in-house use or commercial rooms or, for purposes only of calculating reservation fees, rooms let out to guests staying in excess of one month at any one time, but includes rooms which are not of order (provided such rooms are not out of order for more than 30 days) and complimentary rooms."

3.       Section 1.17 of Article I is amended by deleting  the existing  Section
         1.17 and replacing it with the following:

         "1.17 Estimated Partial Opening Date means June 1, 1999 or such other date as Owners and Operator may agree in writing as the date on which they estimate the Hotel will be ready for partial operations in accordance with section 4.05."

4.       Section 1.23 of Article I is amending by deleting the existing  Section
         1.23 and replacing it with the following:

         "1.23 Full Opening Date means the date on which Operator fully opens the Hotel to the public in accordance with section 4.05 and shall, unless otherwise agreed by Owner and Operator be 1 September 1999."

5.       Section 1.30 of Article I is amended by deleting  the existing  Section
         1.30 and replacing it with the following:

         "1.30 Independent Auditor means one of the major six international accountancy firms or a certified public accounting registered in the Country working as a correspondent of such firm which is registered in the Country and experienced in hotel accounting and auditing, as nominated by Owner and reasonably approved by Operator and failing nomination by Owner shall mean Arthur Andersen & Co."

6. Section 2.02 of Article II is amended by deleting the first sentence and replacement it with the following:

         "During the Term, the Hotel shall be known as "Sheraton Shenyang Lido Hotel" in English and "___________________ " in Chinese."

7.       Section  2.03(i) of Article II is  amended  by  deleting  the  existing
         Section 2.03(i) and replacing it with the following:

         "(i) Owner shall, strictly in accordance with the Approved Final Plans and Sheraton Standards and in conformity with all applicable rules and regulations now or hereafter in force (governmental, municipal or otherwise), laws and ordinances of the Country, at its own expense and with all reasonable diligence design, construct, furnish and equip on the Site of international five star hotel containing approximately 900 bays comprising rooms, apartments and studios, function space, restaurants, lounges, 24-hour room service and coffee shop, business centre, swimming pool and recreation facilities. Owner shall deliver to Operator for management and operation of the Hotel fully constructed, furnished and equipped in accordance with the Approved Final Plans and Sheraton Standards.

8. Section 2.03(ii)(a) of Article II is amended by deleting the words "by 1st October 1995" and replacing them with the words "at the time of executing this Amendment Agreement."

9. Section 2.03(ii)(b) of Article II is amended by deleting the words "by 1st November 1995" and replacing them with the words "30 days after execution of this Amendment Agreement."

10. Section 2.03(ii)(c) of Article II is amended by deleting the words "by 1st December 1995" and replacing them with the words "60 days after execution of this Amendment Agreement."

11. Section 2.03(ii)(d) of Article II is amended by deleting the words "by 1st November 1995" and replacing them with the words "60 days after execution of this Amendment Agreement."

12. Section 2.3(ii)(e) of Article II is amended by deleting the words "by 1st November 1994" and replacement them with the words "60 days after execution of this Amendment Agreement."

13. Section 4.02 of Article IV is amended by deleting the existing second sentence and by replacing it with the following:

         "The Pre-Opening Budget shall be prepared by Operator within 45 days of the Effective Date. The Pre-Opening Budget shall then be submitted to Owner for its approval, such approval not to be unreasonably withheld. It is agreed it is estimated that the amount of the Pre-Opening Budget will be a minimum sum of USD$4 million or its equivalent in local currency. The approved Pre-Opening Budget may be revised higher by Operator from time to time, in consultation with Owner, to reflect to then current cost projections, delay in particular opening beyond the Estimated Partial Opening Date and unforeseen circumstances."

14.      Section  403(i) of  Article  IV is amended  by  deleting  the  existing
         Section 4.03(i) and replacing it with the following:

         Owner shall deposit in the Pre-Opening Agency Account, the sum of $US500,000 within 30 days of the approval of the Pre-Opening Budget by Owner. Thereafter, on a monthly basis, 30 days prior to the scheduled expenditure as indicated in the approved Pre-Opening Budget, Owner will pay into the Pre-Opening Account the amount scheduled for expenditure within the next month. If for any reason, the Pre-Opening Budget has not been approved by July 1, 1998, the amount of $US500,000 must be deposited into the Pre-Opening Agency Account on or before August 1, 1998."

15.      Section  4.05(i)(b)  of Article IV is amended by deleting  the existing
         Section 4.05(i)(b) and replacing it with the following:

         "(b) at least 200 of the Hotel's guest room floors, all public areas, facilities, restaurants, ballroom, and all landscaping, and all requisite life safety and fire requirements of the Hotel, are fully constructed, furnished and equipped in accordance with the Approved Final Plans and Sheraton Standards and such portion of the Hotel to be partially opened is, in Operator's opinion, otherwise suitable for guest use and occupancy and all necessary Operating Supplies, foods and beverages have been obtained;"

16.      Section 5.02 of Article V is amended by deleting  the existing  Section
         5.02 and replacing it with the following:

         "5.02    Operating Plan

         (i) Not later than ninety (90) days prior to the commencement of each Fiscal Year, Operator shall provide to Owner, an annual operating plan for the operation of the Hotel for the forthcoming Fiscal Year containing a detailed financial budget, a market promotion plan and a capital expenditure plan. Within a period of 20 days of receipt of the draft operating plan prepared by Operator, Owner shall advise Operator whether it approves such operating plan or whether the operating plan or certain items within the plan are not approved by it. In review the operating plan, Owner must not unreasonably withhold or delay the giving of its approval and the Owner's approval cannot be withheld with regard to any item in the operating plan necessary to enable the Hotel to meet and comply with Sheraton Standards.In the event that Owner has not advised Operator by the expiration of 20 days of receipt by Owner of the draft operating plan, of its approval or disapproval, the draft operating plan shall be the agreed and approved operating plan for the forthcoming Fiscal year. In the event that Owner advises Operator that it does not approve of the draft operating plan or of any line item within it, the parties agree to further review, explain and discuss such operating plan as submitted and Operator agrees to use reasonable endeavors to take into account Owner's reasonable opinions and recommendations and to incorporate and amend the draft operating plan. If agreement cannot be reached prior to 30 days before the commencement of the relevant Fiscal Year in respect of each budget line, the figures set out in the operating plan in respect of such budget line not agreed for the immediately preceding Fiscal Year shall apply and all expenditure amounts set out therein shall be increased by an amount equal to the percentage rate of inflation in the Country for the relevant Fiscal Year as published and recognised by the Government or relevant authorities of the Country. Total Revenue as forecast in the draft operating plan, if not approved, shall be revised from the total Revenue specified in the operating plan for the preceding Fiscal Year, adjusted to have regard to prevailing market conditions. In the event of Operator and Owner failing to agree to the appropriate adjustment, the matter in dispute relating to Total Revenue shall be submitted for determination by the Independent Auditor who shall act as an expert and not as an arbitrator and whose decision shall be final and binding.

         (ii) Operator will use its reasonable endeavours to comply with the approved operating plan but the parties acknowledge that it is a reasonable estimate of expenditures and income only and of an intended market promotion plan and capital expenditure plan, and Operator shall not be deemed to have given any guarantee, warranty or representation whatsoever in connection with any of the operating plans. For the avoidance of doubt, any failure to comply with any operating plan shall not give rise to rights of termination pursuant to Section 23.01."

17. Article V is amended by the addition of the following two Sections, Sections 5.05 and 5.06.

         "5.05    Owner's Representative

         Owner shall appoint a representative and advise Operator of the name and title of such representative. Owner's representative shall be its representative to exercise the powers and to undertake the functions and duties given and assigned to Owner under this Contract and to discuss and communicate with Operator on all matters arising in connection with this Contract. In addition, Owner's representative shall have the right, at reasonable times and on prior notice to the General Manager of the Hotel, to access, examine and make copies of all books of account and records of and relating to the Hotel which are maintained by Operator under this Contract.

         5.06     Meetings

         In addition to any other meetings held hereunder, Operator shall at the request of Owner hold a meeting with Owner (as may be represented by Owner's representative and all other persons designated by Owner) at least once per month during the Operating Term at which Operator and Owner shall review and discuss the previous and future month's operating statements, marketing plans, cash flows, budget reviews, capital expenditure, important personnel moves and general concerns for Owner and Operator relating to the Hotel. Except to the extent otherwise mutually agreed upon by Owner and Operator, all such meetings shall be held at the Hotel.

18. Article VII is amended by deleting the existing Article VII and replacing it with the following:




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

         "Article VII - FEES

         7.01     Basic Fee

         (i)      Calculation
                  -----------

         Commencing from the Partial Opening Date, during each Fiscal Year of the Term (and proportionately for a fraction of a Fiscal Year), Owner shall, subject as provided in paragraph (ii), pay to Operator on a monthly basis the Basic Fee for services rendered under this Contract in relation to the management and operation of the Hotel as follows:

         (a) Where Gross Operating Profit in a Fiscal Year is between 0 to 25,000,000 Ren Min Bi, a fee of 4% of Gross Operating Profit for that Fiscal Year;

         (b) where in any Fiscal Year, Gross Operating Profit is 25,000,000 Ren Min Bi or greater, a fee equal to 8% of Gross Operating Profit in that Fiscal Year.

         After calculation of the Basic Fee, there shall be deducted from the amount calculated the amount of the License Fee paid under the License Contract.

         (ii)     Inter-relationship of Basic Fee and License Fee
                  -----------------------------------------------

         For further clarity, it is agreed and understood that if in any year, the Basic Fee calculated in accordance with section 7.01(i) above is greater that the License Fee payable pursuant to the License Contract, the License Fee determined in accordance with the License Contract is paid to the Licensor and the difference between the Basic Fee, as calculated in section 7.01 above is less than the amount calculated as License Fee, pursuant to the License Contract, then the License Fee calculated in accordance with the License Contract is payable to the Licensor and no amount is payable to Operator as a Basic Fee.

         (iii)    Partial Operations
                  ------------------

         During the period of partial operations of the Hotel commencing on the Partial Opening Date and ending on the Full Opening Date, Owner shall pay a License Fee/Basic Fee to Licensor/Operator calculated in the above described manner.

7.02     Payment Method

         (i) Commencing from the Partial Opening Date, on or before the fifth day of each Fiscal Month during the Term, Licensor/Operator shall be paid out of the Agency Account its License Fee and Basic Fee for the preceding Fiscal Months during

         (ii) At the end of each Fiscal Year and following receipt by Owner of the annual audit report, an adjustment will be made based on such audit report, if necessary, so that Licensor/Operator shall have received its proper License Fee and Basic Fee respectively as specified above for such Fiscal Year. Within 30 days of receipt by Owner of such audit report, Operator will either:

                  (a)      place in the Agency  Accounts  or remit to Owner,  as
                           appropriate,   any  excess  in  the  amounts  it  has
                           received as fees, in respect of such Fiscal Year; or

                  (b) be paid out of the Agency Accounts or by Owner, if working capital is insufficient, as appropriate, any deficiency in the amounts it has received as fees,

                  as the case may be.

         (iii) In the event there is an operating loss which results in a negative Gross Operating Profit in any Fiscal Year, it will be borne exclusively by Owner and the amount thereof will not be applied against Gross Operating Profit of any other Fiscal Year.

19. Section 10.01 of Article X is amended by deleting the second sentence and by replacing the second sentence with the following:

         "The Agency Account shall have authorized signatories of both Operator and Owner. In respect of any payment in less than US$50,000 (or the equivalent in local currency calculated in accordance with the provisions of clause 16.02), and in respect of payment of the 'Basic Fee and License Fee, only Operator's designated signatories shall be authorised to operate and draw from the Agency Account. In respect of any payment for any one item in excess of USD$50,000 (or its equivalent in local currency in accordance with the provisions of clause 16.02), both Operator's authorised designees and Owner's authorised designees shall be authorised to operate and draw from the Agency Account jointly. Owner shall nominate its authorised designee for purposes of operating and drawing from the Agency Account to Operator and the bank with an authorised alternate each in the City of Shenyang to ensure no delays are occasioned to the operation of the Hotel and in meeting the liabilities of the Hotel. In particular, Owner warrants to Operator that all payroll payments shall be made when due and Owner acknowledges payments in respect of employment contracts entered into which are a liability of the Hotel shall be met in accordance with their terms of payment. Operator shall promptly notify Owner of any payment of Basic Fee and/or License Fee with supporting Computation.

20.      Section 10.02 of Article 10 is amended by deleting the existing Section
         10.02 and by replacing it with the following:

         "10.02 Owner shall deposit monies into the Agency Account for initial working capital as follows:

         (i) no later than 120 days prior to the Estimated Partial Opening Date, an amount of US$250,000 (or its equivalent in local currency);


         (ii) thirty (30) days prior to the Estimated Partial Opening Date, an amount equal to three months worth of working capital, as showing the forecast for the first year's operations, part of the approved Pre-Opening Budget shall be deposited;

         (iii) Thereafter, amounts will be deposited into the Agency Account in accordance with the forecasts contained in the Operating Plan representing three months working capital requirements to be paid each month but so that at no time will the balance in the Agency Account be less than US$500,000, (or the equivalent in local currency);

         (iv) It is estimated this amount for initial working capital will not be less than US$750,000.


21. Section 11.01(i) of Article XI is amended by deleting existing Section 11.01(i) and replacing it with the following:

         "11.01(i)         Commencing from the Partial Opening Date, there shall
                           be deducted in monthly installments during each Fiscal Year of the Term, the following amounts:

                           (a) for the first Fiscal Year of the Term, an amount equal to 2% of Total Revenue based on the Operating Plan for that year;

                           (b) for the second Fiscal Year of the Term, an amount equal to 3% of Total Revenue for the preceding Fiscal Year; and

                           (c) for the third Fiscal Year of the Term, an amount equal to 3% of Total Revenue for the preceding Fiscal Year; and

22. Section 20.01(i) of Article XX is amended by deleting the first sentence and replacing it with the following:

         "During the Term, Owner shall not commercially use or refer to the word "Sheraton" in any manner whatsoever other than in connection with the Hotel or any factual statement that the Hotel is managed by Operator in accordance with the terms of this Contract."

23. Section 25.02(b) of Article XXV is amended by deleting the reference to "the Chairman of the Singapore Chamber of Commence" where it appears and by replacing this phrase with the words "the Chairman of the Hong Kong Chamber of Commerce."

24. Section 25.02(d) of Article XXV is amended by deleting existing Section 25.02(d) and replacing it with the following:

         "25.02(d)  The  arbitration  shall take place in Hong Kong. This
                    Contract shall be governed by the laws of Hong Kong."

25. Section 25.03 of Article XXV is amended by deleting the reference where it appears to "the courts of Singapore" and by replacing this phrase with the words "the courts of Hong Kong."

26. Section 26.01 of Article XXVI is amended by adding a second address for the Owner as follows:


                  "Owner:           c/- Cheung Kong (Holdings) Ltd.
                                    China Hotels Division
                                    21/F China Building
                                    29 Queen's Road Central
                                    HONG KONG
                                    Fax:  852 2530 5689"

27. Section 28.08 of Article XXVIII is amended by deleting the reference to "Mr. Gao Wanjun" and by replacing this reference with the following words "Owner's representative from time to time."

28. References to "Owner" in the Management Contract shall after the execution of this Amendment Agreement be to Huayang International hereby release Huayang Industry and Huayang Industry hereby releases Operator and Huayang International from all the duties and obligations stated to be held by the other parties under the Management Contract.

29. The Management Contract is amended only as expressly provided herein. Except as provided herein, the provisions of the Management Contract shall remain unchanged and in full force and effect and is hereby ratified by each of the Huayang International, Changhua and Changyuan as being binding and enforceable as between Sheraton and Owner and as against third parties.

IN WITNESS WHEREOF Operator, Owner and Huayang Industry have duly executed this amendment to the Management Contract on the date above written.


Sheraton Overseas Management Corporation



By:                                           Witness By:
   --------------------------                            ----------------------

Name:                                         Name        :
     ------------------------                             ---------------------

Huayang International (Shenyang) Co., Ltd.




By:                                           Witness By:
   --------------------------                            ----------------------

Name:                                         Name        :
     ------------------------                             ---------------------




Changhua (Shenyang) Business Co., Ltd.




By:                                           Witness By:
   --------------------------                            ----------------------

Name:                                         Name        :
     ------------------------                             ---------------------


Changhuan (Shenyang) Park Co., Ltd.




By:                                           Witness By:
   --------------------------                            ----------------------

Name:                                         Name        :
     ------------------------                             ---------------------




Huayang Industry (Shenyang) Group Co., Ltd.




By:                                           Witness By:
   --------------------------                            ----------------------

Name:                                         Name        :
     ------------------------                             ---------------------